Exhibit 99

Investor Relations Contact:	Media Contact:
Amanda Hurley	Jessica Paar
(617) 368-5075	(617) 368-5060

BOSTON BEER REPORTS

FOURTH QUARTER 2013 RESULTS

BOSTON, MA (2/25/14) — The Boston Beer Company, Inc. (NYSE: SAM) reported fourth quarter 2013 net revenue of $205.4 million, an increase of $52.4 million or 34% over the same period last year, mainly due to core shipment growth of 29%. Net income for the fourth quarter was $18.1 million, or $1.33 per diluted share, an increase of $1.2 million or $.08 per diluted share from the fourth quarter of 2012. This increase was primarily due to shipment increases, partially offset by increased investments in advertising, promotional and selling expenses.

Earnings per diluted share for the 52-week period ended December 28, 2013 were $5.18, an increase of $0.79, or 18%, from the comparable 52-week period in 2012. Net revenue for the 52-week period ended December 28, 2013 was $739.1 million, an increase of $158.8 million, or 27%, from the comparable 52-week period in 2012.

Highlights of this release include:

•	Depletions grew 20% and 23% from the comparable 13 and 52 week periods in the prior year.

•	Gross margin for the fiscal 2013 full-year was 52%.

•	Advertising, promotional and selling expense and customer program and incentive costs increased by a combined $17.6 million or 39% in the quarter, and $45.6 million or 26% for the full year 2013, primarily due to planned increased investments behind the Company’s brands.

•	Full year 2013 capital spending totaled $104.0 million, most of which relates to continued investments in the Company’s breweries and additional keg purchases.

•	Full year 2014 depletion growth is estimated to be between 16% and 20% and full year 2014 earnings per diluted share is estimated to be between $6.00 and $6.40.

•	Based on the estimated 2014 and future growth, current estimates of full-year 2014 capital spending now range between $160 million and $220 million.

Jim Koch, Chairman and Founder of the Company, commented, “I am pleased with our depletion growth in 2013, and especially gratified that our flagship Samuel Adams Boston Lager, one of the original craft brews, continued to grow in 2013 as we enter our 30th year of brewing this beer. I am pleased that The Boston Beer Company continues to help lead the craft beer industry both in innovation and variety, and that drinkers remain excited by our beers. Our growth is also attributable to strong sales execution and support from our distributors and retailers, as well as our great quality beers, innovation capability and strong brands. During the first quarter, we are releasing several new beers that should continue this momentum. Our new spring seasonal brew, Samuel Adams Cold Snap, a unique and approachable white ale brewed with a blend of exotic spices, has launched and appears to be well received by drinkers and retailers alike. We also began a national rollout of Samuel Adams Rebel IPA, a West Coast style IPA brewed with hops from the Pacific Northwest that created a lot of excitement in its test markets last year. It is already receiving great support from distributors, and on and off premise retailers. We believe that these styles and packages are being favorably received by drinkers and we remain confident about the long-term outlook for the craft category and our Samuel Adams brand.”

Martin Roper, the Company’s President and CEO stated, “In the fourth quarter, our depletions growth remained strong and benefited from growth in our Samuel Adams, Twisted Tea and Angry Orchard brands. The timing of our transition to our new Samuel Adams spring seasonal, Cold Snap, was planned a week later than last year, and was accomplished by mid- January in most of our markets. We expect to continue to increase investments in advertising, promotional and selling expenses behind existing brands and also in innovation, commensurate with the opportunities and the increased competition that we see. With the launch of several new beers, and our increased investment behind Twisted Tea and Angry Orchard, we believe we are well-positioned to maintain our momentum.”

Mr. Roper went on to say, “Over the past year, our supply chain struggled under the unexpected increased demand and we experienced higher operational and freight costs as we reacted. While our growth continues to challenge us operationally, we improved our service level to our distributors during the fourth quarter and decreased our product shortages. In preparation for 2014, we have significantly increased our packaging and shipping capabilities, and our tank capacity at our Breweries, to address the opportunity and meet these challenges. Given the opportunities that we see, we expect a continued high level of brand investment and capital investment as we pursue growth and innovation. We are prepared to forsake the earnings that may be lost as a result of these investments in the short term, as we pursue long term profitable growth.”

Commenting on the Company’s Freshest Beer Program, Mr. Roper said, “We believe that one benefit of our Freshest Beer Program is better visibility into distributor inventories and needs. This allowed us to better allocate available product in 2013, when we were at capacity and experiencing shortages. Overall, we remain committed to the program and continue to believe that we are benefitting by delivering better, fresher Samuel Adams beer to our drinkers while lowering distributor inventories. We also recognize that we have significant opportunities to ensure that our on-time product shipping performance meets expectations, and to ensure that as we grow, we are reducing costs and improving efficiency throughout the supply chain without the cost of lost sales. We currently have more than 120 distributors participating in the program, at various stages of inventory reduction, representing over 65% of our volume. We believe participation in the Program could reach between 70% and 80% of our volume by the end of 2014. We continue to evaluate whether we can reduce distributor inventory levels even further and are making investments in our breweries to improve their service in support of the Program.”

4th Quarter 2013 Summary of Results

Depletions grew 20% from the comparable 13-week period in the prior year, reflecting increases across the Angry Orchard®, Samuel Adams® and Twisted Tea® brands.

Core shipment volume was approximately 941,000 barrels, a 29% increase over the fourth quarter of 2012.

Fourth quarter shipments growth rates were higher than depletions growth rates primarily due to production shortages of certain brands experienced during the third quarter that were filled in the fourth quarter as distributor inventories were rebuilt.

The Company believes distributor inventory levels at December 28, 2013 were at appropriate levels. Inventory at distributors participating in the Freshest Beer Program was lower by an estimated 212,000 cases at December 28, 2013 compared to December 29, 2012.

Gross margin at 51% for the fourth quarter was lower than the 52% realized in the fourth quarter of the prior year. The margin decrease was a result of increases in ingredient costs, product mix effects and brewery processing costs, which were partially offset by price increases.

Advertising, promotional and selling expenses were $19.1 million higher than costs incurred in the fourth quarter of the prior year. This increase was offset by a decrease of $1.5 million in customer program and incentive costs. The combined net increase of $17.6 million in advertising, promotional and selling, and customer program and incentive costs, was primarily a result of increased costs for additional sales personnel and commissions, increased investments in point of sale, local marketing and media advertising, and increased freight to distributors due to higher volumes.

General and administrative expenses increased $3.5 million compared to the fourth quarter of 2012, primarily due to increases in salary and benefit costs and consulting fees.

Full Year 2013 Summary of Results

Depletions grew by 23% from the comparable 52-week period in 2012, reflecting increases across the Angry Orchard, Twisted Tea and Samuel Adams brands.

Core shipment volume was approximately 3.4 million barrels, a 25% increase from the comparable 52-week period in 2012.

Advertising, promotional and selling expenses, excluding the 2013 customer program and incentive costs of $13.4 million that were reported as a reduction in revenue, were $38.6 million higher than costs incurred in the comparable 52-week period in 2012. The combined net increase of $45.6 million in advertising, promotional and selling and customer program and incentive costs was primarily a result of increased costs for additional sales personnel and commissions, increased local marketing, point of sale and media advertising, and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $12.2 million from the comparable 52-week period in 2012, due to increases in salary and benefit costs and consulting fees.

Impairment of long lived assets increased $1.4 million from the comparable 52-week period in 2012 due to the further write-down of land owned by the Company in Freetown, Massachusetts.

During January 2014 the Company amended its line of credit to increase the amount available from $50 million to $150 million and extended the scheduled expiration date to March 31, 2019. The amended line of credit has terms and covenants similar to the previous line of credit. The Company expects that its December 28, 2013 cash balance of $49.5 million, together with its future operating cash flows and the $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the fourth quarter and the period from December 29, 2013 through February 21, 2014, the Company did not repurchase any shares of its Class A Common Stock. As of February 21, 2014 the Company had approximately $25.5 million remaining on the $325.0 million share buyback expenditure limit set by the Board of Directors.

Depletion Estimates

Year-to-date depletions through the 7 weeks ended February 15, 2014 are estimated by the Company to be up approximately 35% from the comparable period in 2013.

2014 Outlook

The Company currently projects full year 2014 earnings per diluted share to be between $6.00 and $6.40. The Company’s actual 2014 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2014 projection are the following full year estimates and targets:

•	Depletions and shipments growth of between 16% and 20%.

•	National price increases of approximately 2% to offset increases in ingredients, packaging and freight costs, and increased investments behind the Company’s brands.

•	Gross margins of between 51% and 53%.

•	Increased investment in advertising, promotional and selling expenses of between $34 million and $42 million. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•	Estimated 2014 brand investments attributable to existing Alchemy & Science projects of between $5 million and $7 million, which are included in our full year estimated increases in advertising, promotional and selling expenses. These estimates could change significantly and 2014 volume from these brands is unlikely to cover these and other expenditures that could be incurred.

•	Effective tax rate of approximately 38%.

•	Capital spending of between $160 million and $220 million, which could be significantly higher dependent on capital required to meet future growth. These estimates include capital investments for existing Alchemy & Science projects of between $7 million and $9 million.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. Inspired and unafraid to challenge conventional thinking about beer, Jim brought the recipe to life in his kitchen. Pleased with the results of his work, Jim decided to sample his beer with bars in Boston in the hopes that drinkers would appreciate the complex, full-flavored beer he brewed fresh in America. That beer was aptly named Samuel Adams Boston Lager, in recognition of one of our nation’s great founding fathers, a man of independent mind and spirit. Little did Jim know at the time, Samuel Adams Boston Lager would soon become a catalyst of the American craft beer revolution.

Today, The Boston Beer Company brews more than 50 styles of beer. It relentlessly pursues the development of new styles and the perfection of classic beers by searching the world for the finest ingredients. Using the traditional four vessel brewing process, the Company often takes extra steps like dry-hopping, barrel-aging and a secondary fermentation known as krausening. The Company has also pioneered another revolution, the ‘extreme beer’ movement, where it seeks to challenge drinker’s perceptions of what beer can be. The Boston Beer Company has been committed to elevating the image of American craft beer by entering festivals and competitions around the globe, and is one of world’s most awarded breweries at international beer competitions. As an independent company, brewing quality beer remains its single focus. Although Samuel Adams beer is America’s largest-selling craft beer, it accounts for only one percent of the U.S. beer market. The Boston Beer Company will continue its independently-minded quest to brew great beer and to advocate for the growth of craft beer across America. In addition to Samuel Adams beers and the other craft brands brewed by Alchemy & Science, its craft brew incubator, the Company also brews Twisted Tea and Angry Orchard hard cider. For more information, please visit www.samueladams.com, www.twistedtea.com, www.angryorchard.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 28, 2013 and December 29, 2012. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, February 25, 2014

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Income and Comprehensive Income:

(in thousands, except per share data)	(unaudited)		(unaudited)
	December, 28	December 29,	December, 28	December 29,
	2013	2012	2013	2012
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Barrels sold	943	733	3,416	2,746

Revenue	$220,566	$165,547	$793,705	$628,580
Less excise taxes	15,191	12,547	54,652	48,358

Net revenue	205,375	153,000	739,053	580,222
Cost of goods sold	100,747	73,224	354,131	265,012

Gross profit	104,628	79,776	384,922	315,210

Operating expenses:
Advertising, promotional and selling expenses	58,207	39,104	207,930	169,306
General and administrative expenses	17,034	13,535	62,332	50,171
Impairment of long-lived assets	267	149	1,567	149

Total operating expenses	75,508	52,788	271,829	219,626

Operating income	29,120	26,988	113,093	95,584
Other (expense) income, net:
Interest income (expense), net	9	8	31	31
Other (expense) income, net	(184)	(96)	(583)	(98)

Total other (expense) income, net	(175)	(88)	(552)	(67)

Income before income tax provision	28,945	26,900	112,541	95,517
Provision for income taxes	10,866	10,027	42,149	36,050

Net income	$18,079	$16,873	$70,392	$59,467

Net income per common share - basic	$1.40	$1.31	$5.47	$4.60

Net income per common share - diluted	$1.33	$1.25	$5.18	$4.39

Weighted-average number of common shares - Class A basic	8,758	8,706	8,741	8,689

Weighted-average number of common shares - Class B basic	3,985	4,107	4,025	4,107

Weighted-average number of common shares - diluted	13,550	13,432	13,504	13,435

Other comprehensive income, net of tax:
Defined benefit plans liability adjustment	466	(45)	466	(45)
Comprehensive income	$18,545	$16,828	$70,858	$59,422

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(in thousands, except share data)
	December 28, 2013	December 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$49,524	$74,463
Accounts receivable, net of allowance for doubtful accounts of $160 and $125 as of December 28, 2013 and December 29, 2012, respectively	42,001	31,479
Inventories	56,397	44,361
Prepaid expenses and other assets	10,644	6,628
Deferred income taxes	5,712	5,411

Total current assets	164,278	162,342
Property, plant and equipment, net	266,558	189,948
Other assets	9,556	4,656
Goodwill	3,683	2,538

Total assets	$444,075	$359,484

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$34,424	$28,303
Current portion of debt and capital lease obligations	53	62
Accrued expenses and other current liabilities	69,900	60,529

Total current liabilities	104,377	88,894
Deferred income taxes	32,394	20,463
Debt and capital lease obligations, less current portion	584	566
Other liabilities	4,635	4,470

Total liabilities	141,990	114,393

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,785,343 and 8,703,670 issued and outstanding as of December 28, 2013 and December 29, 2012, respectively	88	87
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,962,355 and 4,107,355 issued and outstanding as of December 28, 2013 and December 29, 2012, respectively	40	41
Additional paid-in capital	173,025	157,305
Accumulated other comprehensive loss, net of tax	(417)	(883)
Retained earnings	129,349	88,541

Total stockholders’ equity	302,085	245,091

Total liabilities and stockholders’ equity	$444,075	$359,484

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:
(in thousands)
	December 28, 2013 (52 weeks)	December 29, 2012 (52 weeks)
Cash flows provided by operating activities:
Net income	$70,392	$59,467
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,903	20,208
Impairment of long-lived assets	1,567	149
Loss on disposal of property, plant and equipment	462	54
Bad debt expense	19	59
Stock-based compensation expense	7,318	6,528
Excess tax benefit from stock-based compensation arrangements	(5,282)	(7,894)
Deferred income taxes	11,630	2,066
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(10,542)	(8,305)
Inventories	(12,036)	(10,289)
Prepaid expenses and other assets	(7,616)	6,123
Accounts payable	3,173	8,002
Accrued expenses and other current liabilities	14,633	19,491
Other liabilities	361	(329)

Net cash provided by operating activities	99,982	95,330

Cash flows used in investing activities:
Purchases of property, plant and equipment	(100,655)	(65,010)
Cash paid for acquisition of brewery assets and other intangible asset	(2,753)	(1,726)
Decrease (increase) in restricted cash	62	(628)
Proceeds from disposal of property, plant and equipment	18	41

Net cash used in investing activities	(103,328)	(67,323)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(29,585)	(18,046)
Proceeds from exercise of stock options	2,541	5,727
Proceeds from note payable	—	628
Cash paid on notes payable and capital lease	(787)	—
Excess tax benefit from stock-based compensation arrangements	5,282	7,894
Net proceeds from sale of investment shares	956	803

Net cash used in financing activities	(21,593)	(2,994)

Change in cash and cash equivalents	(24,939)	25,013
Cash and cash equivalents at beginning of year	74,463	49,450

Cash and cash equivalents at end of period	$49,524	$74,463

Supplemental disclosure of cash flow information:
Income taxes paid	$29,442	$18,782

Allocation of purchase consideration to brewery acquisition to the following assets:
Property, plant and equipment	110	338
Tradename	1,608	401
Goodwill	$1,145	$1,161

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com